EXHIBIT 99.1

MAIN STREET RESTAURANT GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 8, 2005

Dear Stockholders:

On behalf of your board of directors, we cordially invite you to attend the 2005 Annual Meeting of Stockholders of Main Street Restaurant Group, Inc., a Delaware corporation. The Annual Meeting of Stockholders will be held at 10:00 a.m., on Wednesday, June 8, 2005 at the Millennium Resort, 7401 North Scottsdale Road, Scottsdale, Arizona. All holders of our company’s outstanding common stock as of the close of business on April 20, 2005, are welcomed to attend and entitled to vote at the meeting. At this year’s meeting, we will be asking you to vote on the following matters:

1.	To elect directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent auditors of our company for the fiscal year ending December 26, 2005.

3.	To approve an amendment to each of our 1990 Stock Option Plan, 1995 Stock Option Plan, 1999 Incentive Stock Plan and 2002 Incentive Stock Plan to allow (a) the reduction of the exercise price of outstanding options granted under the plans; and (b) the exchange of options previously granted under the plans for (i) another stock award and (ii) cash, other consideration or other options.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 20, 2005, the record date, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, we urge you to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

Sincerely,

Michael J. Herron
Secretary

Phoenix, Arizona
April 18, 2005

MAIN STREET RESTAURANT GROUP, INC.
5050 North 40th Street, Suite 200
Phoenix, Arizona 85018

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Main Street Restaurant Group, Inc., a Delaware corporation, by our board of directors for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, June 8, 2005, or at any adjournment or adjournments thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of stockholders. The meeting will be held at the Millennium Resort, 7401 North Scottsdale Road, Scottsdale, Arizona.

These proxy solicitation materials are being mailed on or about May 3, 2005 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 20, 2005, our record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 14,641,929 shares of our common stock.

The presence, in person or by proxy, of the holders of a majority of the total number of shares of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the five directors receiving the largest number of “for” votes of common stock of the company present in person or represented by proxy at the meeting and entitled to vote (a plurality) will be elected directors. The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for (1) the approval of the appointment of Mayer Hoffman McCann P.C. as the independent auditors of our company for the fiscal year ending December 26, 2005, and (2) the approval of any other business that may properly come before the meeting. The affirmative vote of a majority of the outstanding shares of our common stock is required to approve an amendment to each of our 1990 Stock Option Plan, 1995 Stock Option Plan, 1999 Incentive Stock Plan and 2002 Incentive Stock Plan to allow (a) the reduction of the exercise price of outstanding options granted under the plans and (b) the exchange of options previously granted under the plans for (i) another stock award; and (ii) cash, other consideration or other options.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as un-voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “for” the election of the nominees set forth in this proxy statement; “for” the ratification of the appointment of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 26, 2005; and, “for” the approval of an amendment to each of our 1990 Stock Option Plan, 1995 Stock Option Plan, 1999 Incentive Stock Plan and 2002 Incentive Stock Plan to allow (a) the reduction of the exercise price of outstanding options granted under the plans; and (b) the exchange of options previously granted under the plans for (i) another stock award and (ii) cash, other consideration or other options.

Revocability of Proxies

You may revoke a proxy at any time before its use by

•	delivering to us written notice of revocation, or

•	delivering to us a duly executed proxy bearing a later date, or

•	attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to those beneficial owners. Certain of our directors and officers also may solicit proxies, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2004 Annual Report to Stockholders, which we mailed to you with or preceding this proxy statement, contains financial and other information about the activities of our company but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the “Compensation Committee’s Report on Executive Compensation,” “Report of the Audit Committee”, and “Performance Graph” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Upon written request, we will provide a copy of our annual report on Form 10-K for the year ended December 27, 2004, as filed with the SEC without charge to each requesting stockholder of record as of the record date. We also will furnish any exhibits listed in the Form 10-K report upon request at the actual expense we incur in furnishing the exhibit. You should direct any such requests to our Secretary at our executive offices at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018.

ELECTION OF CORPORATE DIRECTORS

Nominees

Our bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors. All directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified, or until their earlier resignation or removal.

A board of five directors is to be elected at the meeting. While the number of directors is currently fixed at seven, two of our directors have resigned or elected not to stand for re-election. John C. Metz has elected not to stand for re-election this year and Bart A. Brown Jr. tendered his resignation on April 14, 2004. Mr. Metz will serve out his current term. The remaining board seats will remain vacant until the Nominations and Corporate Governance Committee has identified suitable candidates to fill the vacant board seats. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. A director’s term of office will continue until the next annual meeting of stockholders or until that director’s successor has been elected and qualified.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Positions and Offices Presently Held With the Company
John F. Antioco (1)(3)(4)	55	Chairman of the Board
William G. Shrader	56	Chief Executive Officer, President, and Director
Wanda Williams (1)(2)(3)(4)	57	Director
Kenda B. Gonzales (1)(2)(4)	47	Director
Sergio S. Zyman (1)(3)	59	Director

(1)	Independent director.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominations and Corporate Governance Committee.

John F. Antioco has served as Chairman of the board of directors since August 1996, and as a director of our company since January 1996. Mr. Antioco has served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Inc. since July 1997. Mr. Antioco served as President and Chief Executive Officer of Taco Bell Corp. from October 1996 to July 1997; as the Chairman of The Circle K Corporation from August 1995 until May 1996; and as President and Chief Executive Officer of Circle K from July 1993 until May 1996. Mr. Antioco joined Circle K as Chief Operating Officer in September 1991. Mr. Antioco was Chief Operating Officer of Pearle Vision Centers, Inc. from June 1990 to August 1991. From 1970 to 1990, Mr. Antioco held various positions with The Southland Corporation.

William G. (Bill) Shrader has served as our Chief Executive Officer since April 2004, as our President since June 2001, and as a director since March 1999. He was our Chief Operating Officer from March 1999 until April 2004 and the Executive Vice President from March 1999 until June 2001. Prior to joining our company, Mr. Shrader was Senior Vice President of Marketing for Tosco Marketing Company, a refiner and marketer of petroleum products, from February 1997 to March 1999. From August 1992 to February 1997, Mr. Shrader served in several capacities at Circle K Stores, Inc., including President of the Arizona Region, President of the Petroleum Products/Services Division, Vice President of Gasoline Operations, and Vice President of Gasoline Marketing. Mr. Shrader began his career in 1976 at The Southland Corporation and departed in 1992 as National Director of Gasoline Marketing.

Wanda Williams has served as a director of our company since July 2002. Ms. Williams, who is retired, has over 30 years of experience in Human Resources in public companies. Ms. Williams served as Vice President Human Resources for Tosco Corporation from 1996 to January 2002; as Vice President Human Resources for Circle K Corporation from 1992 to 1996; as Corporate Personnel Manager/Regional Human Resources Operations Manager for The Southland Corporation from 1984 to 1992; and as Corporate Personnel Manager for Citgo Petroleum Corporation from 1971 to 1984.

Kenda B. Gonzales has served as a director of our company since May 2003. Ms. Gonzales has served as the Chief Financial Officer of Apollo Group, Inc. since October 1998. Ms. Gonzales served as Senior Executive Vice President and Chief Financial Officer of UDC Homes, Inc. from July 1996 to August 1998, and held the same position at Continental Homes Holding Corp., where she was employed from May 1985 until June 1996. Prior to that, Ms. Gonzales was a Certified Public Accountant with Peat, Marwick, Mitchell and Company.

Sergio S. Zyman has served as a director of our company since November 2003. Mr. Zyman has been the Chief Executive Officer of the Zyman Group since August 1999. From August 1993 until July 1998 and from November 1979 until October 1987, he was the Chief Marketing Officer for Coca-Cola Company. Mr. Zyman has written several best selling books about the marketing industry.

There are no family relationships among any of our directors and executive officers. As disclosed below, five of our current directors are independent in accordance with the standards of Nasdaq. Because Mr. Metz will not be standing for re-election there will only be four independent directors after June 8, 2005.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors. Our board of directors has determined, after considering all the relevant facts and circumstances, that Mr. Antioco, Ms. Williams, Ms. Gonzales, and Mr. Zyman are independent directors, as “independence” is defined by the listing standards of the Nasdaq National Market, because they have no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us).

Our board of directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the board. Our board of directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.mainandmain.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. Each year we schedule at least two executive sessions at which independent directors meet without the presence or participation of management. The presiding director of such executive sessions rotates among the Chairs of the Audit Committee, Compensation Committee, and the Nominations and Corporate Governance Committee, unless chaired by the Chairman of the Board.

Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of our company c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our board of directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditors. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our board of directors. The Audit Committee also selects the independent certified public accountants to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit, reviews accounting and financial controls of our company with the independent auditors and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee consisted in 2004 of Ms. Gonzales, Mr. Metz and Ms. Williams, each of whom is an independent director of our company under the Nasdaq rules as well as under rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Ms. Gonzales (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our board of directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our board of directors relating to the compensation programs of our company. The Compensation Committee consisted in 2004 of Mr. Antioco, Mr. Metz, Ms. Williams, and Mr. Zyman, each of whom is an independent director.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to the board of directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the board of directors, and the development and recommendation to the board of directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Mr. Antioco, Ms. Williams, and Ms. Gonzales. The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. As discussed above, the members of the Nominations and Corporate Governance Committee are independent, as that term is defined by the listing standards of Nasdaq.

Meetings of the Board of Directors and Committees of the Board

Our board of directors held a total of four meetings during the fiscal year ended December 27, 2004. Our Audit Committee met separately at six formal meetings during the fiscal year; our Compensation Committee met separately at two formal meetings during the fiscal year; and our Nominations and Corporate Governance Committee met twice during the fiscal year. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by all committees of the board of directors on which such director was a member.

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as our annual meeting of stockholders. Four members of our board of directors attended our 2004 annual meeting of stockholders.

Director Compensation

Employees of our company do not receive additional compensation for serving as members of our board of directors. Our non-employee directors receive $16,000 in annual compensation plus $1,000 for each board of directors meeting attended in person and $500 for each telephonic board of directors meeting. Attendance at board of directors committee meetings pays additional compensation as follows: (1) $600 for in person attendance and $300 for telephonic attendance for committee meetings held on the same day as a board of directors meeting; (2) $1,000 for in person attendance and $500 for telephonic attendance for an audit committee meetings held on a day without a board of directors meeting; (3) $500 for in person attendance and $250 for telephonic attendance for committee meetings held on the same day as a board of directors meeting; (4) $1,000 for in person attendance and $500 for telephonic attendance for the chairman of the board or directors and the audit committee; and (5) $500 for in person attendance and $250 for telephonic attendance for the chairman of the other board of director committees. We reimburse our directors’ costs and expenses for attending meetings of the board of directors. Directors of our company are eligible to receive stock options and other awards under our 1999 and 2002 Incentive Stock Plans. See “Executive Compensation — 1999 Incentive Stock Plan and 2002 Incentive Stock Plan”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during fiscal 2004 and written representations that no other reports were required, we believe that each person that at any time during the fiscal year was a director, executive officer, or beneficial owner of 10% or more of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that William D. Jacoby III, a former officer who resigned in 2004, filed a late Form 4 covering one grant of stock options and a late Form 3 indicating that he was a reporting person.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the periods indicated, the compensation received by our Chief Executive Officer and our four most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 for the fiscal year ended December 27, 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)(1)	All Other Compensation ($)(2)
Bart A. Brown, Jr., Retired Chief Executive Officer (3)	2004 2003 2002	$302,308 300,000 300,500	$0 65,000 0	0 0 0	$1,615 3,692

William G. Shrader Chief Operating Officer and President (4)	2004 2003 2002	$340,000 300,000 275,500	$119,739 60,000 0	0 150,000 50,000	$4,669 4,019 3,701

Michael Garnreiter Executive Vice President Finance, Chief Financial Officer, and Treasurer (5)	2004 2003 2002	$265,000 235,000 170,115	$95,79 50,000 0	0 125,000 100,000	$5,226 4,962 0

Jeff Smit Senior Vice President of Restaurant Operations (6)	2004 2003 2002	$173,885 137,000 125,500	$0 35,000 0	0 15,000 15,000	$1,891 5,265 2,654

Stuart Gee Executive Vice President of Operations (7)	2004 2003	$165,000 69,808	$37,950 15,000	0 30,000	$2,409 0

Stephanie Barbini Vice President of Human Resources (8)	2004 2003 2002	$115,000 105,000 34,000	$26,450 15,000 500	0 10,000 15,000	$2,212 1,915 0

Michael J. Herron Vice President, General Counsel and Secretary	2004 2003 2002	$125,000 99,058 90,182	$23,750 15,000 500	0 5,000 10,000	$2,817 2,124 1,814

(1)	Except as otherwise indicated, the exercise prices of the options granted were the fair market value of our common stock on the date of grant.

(2)	Represents matching contributions we made to our 401(k) plan.

(3)	Mr. Brown retired as Chief Executive Officer effective April 1, 2004. He received a salary prior to his retirement of $77,308 and severance thereafter in the amount of $225,000.

(4)	Mr. Shrader became Chief Executive Officer effective April 1, 2004.

(5)	Mr. Garnreiter joined our company on April 1, 2002.

(6)	Mr. Smit’s employment terminated on July 12, 2004. He received salary prior to his termination of $74,885 and severance of $99,000.

(7)	Mr. Gee joined our company on July 15, 2003.

(8)	Ms. Barbini joined our company on September 3, 2002.

Officers and key personnel of our company are eligible to receive stock options and restricted stock awards under our 1995 Stock Option Plan, 1999 Incentive Stock Plan and 2002 Incentive Stock Plan. Also, our executive officers participate in a non-qualified officer’s option program and medical insurance benefits that are generally available to all of our employees.

Option Grants In Last Fiscal Year

There were no stock options granted to the named executive officers during our fiscal year ended December 27, 2004.

Fiscal Year-end Option Holdings

The following table provides information on option exercises in fiscal 2004 by each of the named executive officers and the values of each such officer’s unexercised options at December 27, 2004.

YEAR-END OPTION VALUES

				Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Bart A. Brown Jr.	–0–	–0–	1,200,000	–0–	$–0–	$–0–
William G. Shrader	–0–	–0–	466,666	133,334	$–0–	$–0–
Michael Garnreiter	–0–	–0–	108,335	116,665	$–0–	$–0–
Jeff Smit	–0–	–0–	–0–	–0–	$–0–	$–0–
Stuart Gee	–0–	–0–	10,000	20,000	$–0–	$–0–
Stephanie Barbini	–0–	–0–	13,333	11,667	$–0–	$–0–
Michael J. Herron	–0–	–0–	16,667	8,333	$–0–	$–0–

(1)	Calculated based upon the last reported sale price of our common stock on the Nasdaq National Market on December 27, 2004 of $1.62 per share. The exercise prices of certain of the options held by the named executive officers on December 27, 2004 were equal to or greater than $1.62 per share.

Stock Option Plans

We have options outstanding under four stock option plans: the 1990 Stock Option Plan, the 1995 Stock Option Plan, the 1999 Incentive Stock Plan, and the 2002 Incentive Stock Option Plan. Each of these plans permit us to grant options that are intended to qualify as incentive stock options under the Internal Revenue Code, as well as nonqualified stock options. These plans also permit us to make other stock-based awards, including grants of shares of common stock and stock appreciation rights, or SARs.

We may grant options and awards under our stock option plans to employees, directors, and independent contractors who provide services to our company. We may grant options that are incentive stock options only to employees of our company or our subsidiaries.

Our board of directors administers our option plans. Our board of directors may delegate all or any portion of its authority and duties under our option plans to one or more committees appointed by our board of directors under such conditions and limitations as our board of directors may from time to time establish. Our board of directors and/or any committee that administers our plans has the authority, in its discretion, to determine all matters relating to awards, including the selection of the individuals to be granted awards, the type of awards, the number of shares of common stock subject to an award, vesting conditions, and any and all other terms, conditions, restrictions, and limitations, if any, of an award.

A maximum of 250,000 shares of common stock were originally available for issuance under the 1990 Plan. The 1990 Plan expired on July 24, 2000, which means that no new options may be granted under the 1990 Plan. As of March 15, 2005, 48,166 shares of common stock have been issued upon exercise of options granted pursuant to the 1990 Plan and there were outstanding options to purchase 55,500 shares of common stock under the 1990 Plan. No incentive awards other than stock options have been granted under the 1990 Plan. Any options granted under the 1990 Plan will remain outstanding until their respective expiration dates or earlier termination in accordance with their respective terms.

A maximum of 325,000 shares of common stock may be issued under the 1995 Plan. As of March 15, 2005, 52,124 shares of common stock have been issued upon exercise of options granted under the 1995 Plan and there were outstanding options to acquire 118,750 shares of common stock under the 1995 Plan. An additional 154,126 shares remain available for grants under the 1995 Plan. The 1995 Plan will remain in effect until January 8, 2006. The 1995 Plan included an automatic program that provided for the automatic grant of options to non-employee directors of our company. Because there currently is not a sufficient number of shares remaining authorized under the 1995 Plan to permit grants under the automatic program, our board of directors discontinued the automatic program in 1999.

A maximum of 1,000,000 shares of common stock may be issued under the 1999 Plan. The maximum number of shares covered by awards granted to any individual in any year may not exceed 15% of the total number of shares that may be issued under the 1999 Plan. As of March 15, 2005, 51,494 shares of common stock have been issued upon exercise of options granted under the 1999 Plan and there were outstanding options to acquire 526,418 shares of common stock under the 1999 Plan. An additional 422,088 shares remain available for grant under the 1999 Plan. The 1999 Plan will remain in effect until February 19, 2009, unless sooner terminated by the board of directors.

A maximum of 1,000,000 shares of common stock may be issued under the 2002 Plan. The maximum number of shares covered by awards granted to any individual in any year may not exceed 15% of the total number of shares that may be issued under the 2002 Plan. As of March 15, 2005, no shares of common stock have been issued upon exercise of options granted under the 2002 Plan and there were outstanding options to acquire 671,500 shares of common stock under the 2002 Plan. An additional 328,500 shares remain available for grant under the 2002 Plan. The 2002 Plan will remain in effect until June 26, 2012, unless sooner terminated by the board of directors.

Non-qualified Officer Option Program

In addition to the employee incentive stock plans described above, we have issued options for 1,860,000 shares of common stock to executive officers and directors at prices generally equal to or above fair market value at the date of grant, at prices ranging from $2.00 to $5.00 per share.

401(k) Profit Sharing Plan

We have a 401(k) Plan that covers corporate management and restaurant employees and currently provides for a matching contribution equal to 50% of the first 4% of the salary deduction a participant elects to defer as a contribution to the 401(k) Plan. The 401(k) Plan further provides for a special discretionary contribution equal to a percentage of a participant’s salary to be determined each year by our company. We also may contribute a discretionary amount in addition to the special discretionary contribution. Contributions to the 401(k) Plan by our company for fiscal 2004 totaled approximately $234,350.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our various stock option plans as of December 27, 2004:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	3,310,501	$2.87	841,381
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	3,310,501		841,381

Employment Agreements

We are a party to an employment agreement with William G. Shrader with a term through April 1, 2007. Mr. Shrader’s employment agreement provides for him to serve as the Chief Executive Officer and President of our company. The employment agreement provides for Mr. Shrader to receive an annual salary of $373,800 per annum in 2005, which increases by a minimum amount of $10,000 in each succeeding year of its term. In addition, the employment agreement provides that Mr. Shrader will be eligible to receive performance bonuses in amounts determined as a percentage of his base salary in relationship to set financial performance of our company.

We are a party to an employment agreement with Michael Garnreiter with a term through March 31, 2007. Mr. Garnreiter’s employment agreement provides for him to serve as the Executive Vice President, Chief Financial Officer, and Treasurer of our company. The employment agreement provides for Mr. Garnreiter to receive a salary of $293,550 in 2005, with the salary increasing by $10,000 in 2006. The employment agreement also contains provisions governing the compensation due Mr. Garnreiter in the event of termination of his employment.

The employment agreements provide for Mr. Shrader and Mr. Garnreiter to receive their fixed compensation for 12 months as a result of termination of employment “without cause”. In the event of any termination of employment following any change in control, Mr. Shrader and Mr. Garnreiter will receive 24 months salary. In the event of the termination of employment of Mr. Shrader by reason of death or disability, his employment agreement provides for the payment of fixed compensation to Mr. Shrader or his estate for a period of six months from the date of death or disability. Section 280G of the Internal Revenue Code may limit the deductibility of such payments for federal income tax purposes. If these payments are not deductible and if we have income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that would not be offset would be “phantom income” (i.e., income without cash) to our company.

We are a party to a consulting agreement with Bart A. Brown, Jr., with a term from April 1, 2004 through September 30, 2005. The agreement calls for Mr. Brown to be available and to assist our company with asset acquisitions and dispositions. The agreement provides for payments of $25,000 per month, with a minimum fee of $300,000 and a maximum fee of $500,000 depending on certain performance measures in the agreement.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation and bylaws provide that our company will indemnify and advance expenses for, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, or agent of our company or who serves or served any other enterprise or organization at the request of our company. Under Delaware law, to the extent that an indemnitee is successful on the merits of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we will indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, an indemnitee may be indemnified under Delaware law against both (1) expenses, including attorneys’ fees, and (2) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses. Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by our company in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We also may advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that our board of directors deems appropriate. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 27, 2004, our Compensation Committee consisted of John F. Antioco, John C. Metz, Sergio Zyman and Wanda Williams. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

Decisions on compensation of our executives are made by the Compensation Committee, consisting of independent members of our board of directors appointed by our board of directors. The board of directors and the Compensation Committee make every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals.

Our compensation program for executive officers consists primarily of base salary, bonus, and long-term incentives in the form of stock options or restricted stock grants. Executives also participate in various other benefit plans, including medical, retirement and 401(K) plans, which generally are available to all employees of our company.

Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based primarily on our company’s financial results as well as the achievement of personal and corporate objectives that will contribute to the long-term success of our company in building stockholder value. Stock option or restricted stock grants are intended to result in minimal or no rewards if our stock price does not appreciate, but may provide substantial rewards to executives as all of our company’s stockholders benefit from stock price appreciation.

We follow a subjective and flexible approach rather than an objective or formulaic approach to compensation. Various factors receive consideration without any particular weighting or emphasis on any one factor. In establishing compensation for the year ended December 27, 2004, the committee took into account, among other things, our financial results, compensation paid in prior years, and compensation of executive officers employed by companies of similar size in the restaurant industry.

Base Salary and Annual Incentives

Base salaries for executive positions are established relative to our financial performance and comparable positions in similarly sized companies. The committee from time to time may use competitive surveys and outside consultants to help determine the relevant competitive pay levels. We target base pay at the level required to attract and retain highly qualified executives. In determining salaries, the committee also takes into account individual experience and performance, salary levels relative to other positions with our company, and specific needs particular to our company.

Annual incentive awards are based on our financial performance and the efforts of our executives. Performance is measured, based on cash flow, profitability and revenue and the successful achievement of functional and personal goals. We awarded bonuses to our executive staff, administrative staff, and operations management staff for their performance during the fiscal year ended December 27, 2004.

Stock Option Grants and Restricted Stock Grants

We believe in tying executive rewards directly to the long-term success of our company and increases in stockholder value through grants of executive stock options or restricted stock grants. These grants also will enable executives to develop and maintain a significant stock ownership position in our common stock. The amount of options granted takes into account options previously granted to an individual. During 2004 we granted no options or restricted stock to our executive officers. See “Executive Compensation — Option Grants”.

Other Benefits

Executive officers are eligible to participate in benefit programs designed for all full-time employees of our company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage equal to base salary up to a maximum of $50,000.

Chief Executive Officer Compensation

Bart A. Brown, Jr. served as our Chief Executive Officer from December 16, 1996 until his retirement effective April 1, 2004. The board of directors determined Mr. Brown’s salary based on a number of factors, including our company’s performance, Mr. Brown’s individual performance, and salaries paid by comparable companies. During our fiscal year ended December 27, 2004, Mr. Brown received $77,307.70 as salary prior to his retirement and $225,000 from his severance package.

William G. Shrader has served as our Chief Executive Officer from April 1, 2004. The board of directors determined Mr. Shrader’s salary based on a number of factors, including primarily our company’s performance, Mr. Shrader’s individual performance, and salaries paid by comparable companies. Mr. Shrader received a bonus in fiscal 2004 in the amount of approximately $119,700.

See “Executive Compensation — Summary Compensation Table.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. We do not believe that our compensation arrangements with any of our executive officers will exceed the limits on deductibility during our current fiscal year.

This report has been furnished by the members of the Compensation Committee of our board of directors.

John F. Antioco, Compensation Committee Chair
John C. Metz
Wanda Williams
Sergio Zyman

REPORT OF THE AUDIT COMMITTEE

Our board of directors has appointed an Audit Committee consisting of three directors. All of the members of the committee are “independent” of our company and management, as that term is defined in the Nasdaq listing standards. The chairman of the committee is considered a financial expert according to the standards adopted by the SEC.

The primary responsibilities of the Audit Committee are as follows:

•	to oversee the accounting and financial reporting processes of the company and audits of the financial statements of the company, and

•	to provide assistance to the board of directors with respect to its oversight of

•	the integrity of the company’s consolidated financial statements;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the company’s internal audit function and independent auditors.

Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed our audited consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditors the auditors’ independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditors.

The committee discussed with our company’s independent auditors the overall scope and plans for their audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company, our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 27, 2004, for filing with the Securities and Exchange Commission.

Our board of directors has adopted a written charter for the Audit Committee.

Kenda B. Gonzales, Audit Committee Chair
John C. Metz, Audit Committee Member
Wanda Williams, Audit Committee Member

PERFORMANCE GRAPH

The following line graph compares cumulative total stockholder returns for (a) our common stock; (b) the Nasdaq Stock Market (U.S.) Index; and (c) the Dow Jones US Restaurants index.

The graph assumes an investment of $100 in each of our common stock, the peer group, and the index on December 31, 1999. The calculation of cumulative stockholder return on the peer group and the index include reinvestment of dividends, but the calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The stock price and index performance shown in the graph are not necessarily indicative of future results.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2005 by (a) each of our directors, (b) each of our named executive officers, and (c) all directors and executive officers as a group. There are no other persons known by us to beneficially own more than 5% of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Approximate Percentage of Outstanding Shares(3)
Directors and Executive Officers:
John F. Antioco	4,371,518	(4)	30%
Bart A. Brown, Jr.	2,849,000	(5)	19%
William G. Shrader	550,502	(6)	3.8%
John C. Metz	27,499	(7)	*
Wanda Williams	11,666	(8)	*
Kenda B. Gonzales	11,666	(9)	*
Sergio S. Zyman	540,166	(10)	3.7%
Michael Garnreiter	159,984	(11)	1.1%
Stuart Gee	10,000	(12)	*
Stephanie Barbini	13,334	(13)	*
Michael J. Herron	37,417	(14)	*
All directors and officers as a group (13 persons)	8,642,335		59.0%

*	Less than 1.0%.

(1)	Each of such persons may be reached through our company at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018.

(2)	Includes, when applicable, shares owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. Also includes shares of common stock that the identified person had the right to acquire within 60 days of March 31, 2005 by the exercise of vested stock options or conversion of convertible notes.

(3)	Based on 14,641,929 shares of common stock outstanding on March 31, 2005. The percentages shown include the shares of common stock actually owned as of March 31, 2005 and the shares of common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of March 31, 2005 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(4)	Represents 2,203,596 shares of common stock held equally by Mr. Antioco and his former spouse, vested options to acquire 417,500 shares of common stock held equally by Mr. Antioco and his former spouse, vested options to acquire 5,000 held individually by Mr. Antioco, and 1,745,422 shares of common stock held by Antioco Limited Partnership. The shares and options held individually by Mr. Antioco and his former spouse are subject to a voting agreement that allows Mr. Antioco to vote such shares after notice to his former spouse. Mr. Antioco is the sole managing member of Antioco Management LLC, which is the sole general partner of Antioco Limited Partnership. A trust for the benefit of descendants of Mr. Antioco and former his spouse is the sole limited partner of the partnership. As managing member of the partnership’s general partner, Mr. Antioco has sole power to vote or dispose of shares held by the partnership and therefore may be deemed to be the beneficial owner of shares held by Antioco Limited Partnership. Mr. Antioco disclaims beneficial ownership of shares held by Antioco Limited Partnership except to the extent that his individual interest in such shares arises from his interest in the partnership, and this proxy statement shall not be deemed to be an admission that Mr. Antioco is the beneficial owner of these shares for any purpose.

(5)	Includes vested options to purchase 1,200,000 shares of common stock held by Mr. Brown.

(6)	Includes vested options to purchase 483,333 shares of common stock held by Mr. Shrader.

(7)	Represents vested options to purchase 27,499 shares of common stock held by Mr. Metz.

(8)	Represents vested options to purchase 11,666 shares of common stock held by Ms. Williams.

(9)	Represents vested options to purchase 11,666 shares of common stock held by Ms. Gonzales.

(10)	Represents 518,500 shares of common stock held by Mr. Zyman and 5,000 shares of common stock held by the Sergio Zyman & Co. Defined Benefit Pension Plan and Trust and includes vested options to purchase 16,666 shares of common stock held by Mr. Zyman.

(11)	Includes vested options to purchase 141,668 shares of common stock held by Mr. Garnreiter.

(12)	Includes vested options to purchase 10,000 shares of common stock held by Mr. Gee.

(13)	Represents vested options to purchased 13,334 shares of common stock held by Ms. Barbini.

(14)	Includes vested options to purchase 16,667 shares of common stock held by Mr. Herron.

CERTAIN TRANSACTIONS

We have adopted a policy that we will not enter into any transactions with directors, officers, or holders of more than 5% of our common stock on terms that are less favorable to our company than we could obtain from independent third parties.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We engaged Mayer Hoffman McCann P.C. as our independent auditors as of October 7, 2003. During the fiscal years ended December 31, 2001 and December 30, 2002 and through October 7, 2003, we had not consulted with Mayer Hoffman McCann P.C. regarding (1) the application of accounting principles to a specified transaction, whether complete or proposed; (2) the type of audit opinion that might be rendered on our financial statements, and in no case was a written report provided to us nor was oral advice provided that we concluded was an important factor in reaching a decision as to an accounting, auditing, or financial reporting issue; or (3) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Fees

The following table presents fees for professional services rendered by Mayer Hoffman McCann P.C., and KPMG LLC for the fiscal years ended December 29, 2003 and December 27, 2004.

Mayer Hoffman McCann PC	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$128,000	$30,000
Audit-Related (2)	$9,000	$8,500
All Other Fees (4)	8,750	–0–
Total	$145,750	$38,500
KPMG LLC
Audit Fees (1)	–0–	$92,622
Audit-Related (2)	$12,000	$4,350
Tax Fees (3)	$113,560	$38,036
All Other Fees (4)	$62,078	$16,206
Total	$187,638	$151,214

(1)	Audit fees include the direct fees and expenses of audit services related to the annual financial statements, related Form 10-K and annual report to stockholders, charged by the firm.

(2)	Audit related fees include the fees and expenses related to the consents from former auditors and ancillary audits such as the company’s 401 (k) plan.

(3)	Tax fees include assistance with and preparation of the company’s state and Federal corporate income and franchise tax returns including assistance with the computation of deferred tax assets and liabilities and the related tax provision for the fiscal years ended 2004 and 2003.

(4)	All Other fees include fees and expenses related to assistance and consulting in (i) payroll and sales tax related issues, (ii) review and assessing various reports filed with the Securities and Exchange Commission, such as our annual report on Form 10-K , (iii) the preparation of form 5500 for the Company’s Health and Welfare Benefit Plan.

Audit Committee Pre-Approval

Pursuant to the audit committee charter, the Audit Committee must approve in advance any significant audit or non-audit engagement or relationship between out company and the independent auditors. As a result, the Audit Committee pre-approved the provision of all audit-related services, tax services, and other services provided by Mayer Hoffman McCann P.C.

The Audit Committee has appointed Mayer Hoffman McCann P.C., independent certified public accountants, to audit the consolidated financial statements of our company for the fiscal year ending December 26, 2005 and recommends that stockholders vote in favor of the ratification of such appointment. The board anticipates that representatives of Mayer Hoffman McCann P.C. will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AMENDMENT TO OUR INCENTIVE STOCK OPTION PLANS

We are seeking approval of an amendment to each of our 1990 Stock Option Plan (the “1990 Plan”), 1995 Stock Option Plan (the “1995 Plan”), 1999 Incentive Stock Option Plan (the “1999 Plan”) and 2002 Incentive Stock Option Plan (the “2002 Plan”) (collectively, the “Plans”). The amendments will allow our plan administrator (which, for all of the Plans, is our board of directors or any committee of the board of directors to which our board of directors has delegated the responsibility to administer any of the Plans), with the consent of the individual option holder, to (i) reduce the exercise price of any outstanding option under the Plans, (ii) cancel any outstanding option under the Plans in exchange for (1) the grant of a stock award, such as restricted stock, stock appreciation rights or other stock-based award, (2) cash, (3) the grant of a new option, or (4) any other valuable consideration determined by the plan administrator in its sole discretion. Upon approval of these amendments, our board of directors will have the ability to consider and implement programs to re-price stock options or to exchange stock options without having to seek further stockholder approval.

Stockholders are requested to approve the amendment to each of the Plans. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Shares represented by “broker non-votes” will be counted in determining whether there is a quorum at the annual meeting of stockholders, but will not be counted as votes cast for the approval of the amendment to each of the Plans.

As of December 27, 2004, options covering an aggregate of 1,860,000 shares of our common stock were outstanding under the Plans. As of December 27, 2004, a total of 904,714 shares of our common stock remained available for future grants under our Plans, subject to increase in certain circumstances. The number of options granted and the number of shares remaining in reserve for each Plan is detailed below.

Our board of directors adopted a resolution amending the Plans, subject to approval by our stockholders at the annual meeting. The full text of the amendment to each Plan is included as “Appendix A” to this proxy statement.

The board of directors recommends a vote for this proposal.

The material features of each Plan are outlined below.

1990 Stock Option Plan

Background and Purpose

The terms of the 1990 Plan provide for grants of stock options, stock appreciation rights, restricted stock, phantom stock, and performance awards. We adopted the 1990 Plan to provide a means by which employees may be given an opportunity to purchase our common stock, to assist in retaining the services of persons capable of filing such positions, and to provide incentives for such persons to promote our success. The 1990 has expired in accordance with its terms, and no new awards may be granted under the 1990 Plan. However, outstanding awards granted under the 1990 Plan continue to be subject to the terms of the 1990 Plan and such awards will continue until they expire in accordance with their terms. No incentive awards other than stock options have been granted under the 1990 Plan.

Shares Available for Awards

The 1990 Plan expired on July 24, 2000, which means that no new stock options or other awards may be granted under the 1990 Plan. A maximum of 250,000 shares of our common stock were originally available for issuance under the 1990 Plan. As of March 15, 2005, there were outstanding options to purchase 55,500 shares of common stock under the 1990 Plan.

Adjustments Upon Change in Capitalization

If a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividend or other similar corporate transaction or event affects our common stock, so that an adjustment is determined to be appropriate by the plan administrator, then the plan administrator is authorized to adjust (1) the shares available for issuance under the 1990 Plan, and (2) the terms of any outstanding awards under the 1990 Plan, including adjustments to the number of shares and the exercise prices of options.

Eligibility

The persons originally eligible to receive awards under the 1990 Plan were officers, directors, employees, and consultants or advisors of our company. However, incentive stock options were only granted to our employees, including officers.

Administration

Our board of directors administers the 1990 Plan, unless it has delegated its authority to administer the 1990 Plan to a committee of our board of directors (the administrator is referred to as the plan administrator). To the extent that our board of directors elects in the future to delegate administration of the 1990 Plan to a committee, the committee must consist of at least three members, each of whom are “non-employee directors” as defined by Rule 16(b)-3 of the Securities Exchange Act and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the 1990 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 1990 Plan, and make all other determinations that may be necessary or advisable for the administration of the 1990 Plan.

Stock Options

As of March 15, 2005, there were outstanding options to purchase 55,500 shares of common stock under the 1990 Plan. These options have been granted as incentive stock options to the extent permitted under the law. These options have a maximum term of ten years and were granted with an exercise price equal to the fair market value of our common stock on the grant date. These options generally vested over a four year period, subject to the optionholder continuing to provide services to us.

Transferability of Awards

Awards granted under the 1990 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death.

Acceleration of Vesting; Change in Control

The 1990 Plan provides that all options (ISOs and nonqualified options) shall become fully exercisable upon a “change in control” of the company, as defined in the 1990 Plan. In addition, our board of directors may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any other award under the 1990 Plan if we undergo a “change in control.”

Amendment and Termination

Our board of directors may amend, modify, or terminate the 1990 Plan without further shareholder approval, except shareholder approval must be obtained for any amendment or modification that (i) increases the number of shares as to which ISOs may be granted, (ii) increases the benefits to participants under the 1990 Plan, or (iii) changes the employees eligible to receive options under the 1990 Plan. The 1990 Plan expired on July 24, 2000. Amendments to the 1990 Plan or any award under the 1990 Plan require the consent of the affected participant if the amendment has a material adverse effect on the participant.

1995 Stock Option Plan

Background and Purpose

The terms of the 1995 Plan provide for grants of stock options, stock appreciation rights, stock, and cash. We adopted the 1995 Plan to further the interests of the Company and its stockholders by encouraging key persons associated with the Company to acquire our common stock and thereby a proprietary interest in the Company. The 1995 Plan will remain in effect until January 8, 2006.

Shares Available for Awards

Under the 1995 Plan, as of December 27, 2004, the total number of shares of our common stock that may be subject to awards was 325,000 shares, plus the number of shares with respect to which options or stock appreciation rights previously granted under the 1995 Plan terminate without being exercised in full. As of March 15, 2005, there were outstanding options to acquire 118,750 shares of common stock under the 1995 Plan. An additional 154,126 shares remain available for grants under the 1995 Plan.

Adjustments Upon Changes in Capitalization

In the event of any increase or decrease in the number of outstanding shares of our common stock resulting from a subdivision or consolidation of shares, or any other capital adjustment or payment of a stock dividend, or any other increase or decrease in the number of shares of our common stock effected without the receipt of consideration, the plan administrator is authorized to adjust (1) the shares available for issuance under the 1995 Plan, and (2) the terms of any outstanding awards, including adjustments to the number of shares and the exercise prices of options.

Eligibility

The persons eligible to receive awards under the 1995 Plan are key personnel (including officers and directors), or consultants or independent contractors to the company. However, incentive stock options were only granted to our employees, including officers. No person may receive awards for more than 50% of the shares reserved under the 1995 Plan.

Administration

Our board of directors administers the 1995 Plan unless it delegates administration to a certain committees of our board of directors (the administrator is referred to as the plan administrator). To the extent that our board of directors elects in the future to delegate administration of the 1995 Plan to a committee for grants made to our officers or affiliates, the committee must consist of at least two members, each of whom are “non-employee directors” as defined by Rule 16(b)-3 of the Securities Exchange Act. If our board of directors elects to delegate administration of the award of grants made to eligible persons other than our officers and affiliates, the committee must consist of two members of our board of directors. Subject to the terms of the 1995 Plan, our board of directors is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled, set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 1995 Plan, and make all other determinations that may be necessary or advisable for the administration of the 1995 Plan.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and non qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO must not be less than the fair market value of a share of our common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no ISO may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in cash, in shares of our common stock, or through a broker-assisted same day sale program. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.

Stock Awards

The plan administrator is authorized to award stock free of restrictions to eligible persons for services performed by them for us, subject to such terms and conditions as the plan administrator may specify.

Cash Awards

The plan administrator is authorized to make awards of cash under the 1995 Plan, where such cash awards relate to existing options granted under the 1995 Plan or to the appreciation in value of our common stock or other of our securities, subject to such terms and conditions as the plan administrator may specify.

Automatic Director Option Grants

From 1995 until 1999, option grants were automatically made under the 1995 Plan to our non-employee directors. The option grants were made automatically each year on the date of our annual stockholder meeting and were for the purchase of 2,500 shares of our common stock. In addition, each new non-employee director joining our board of directors received an option to purchase 15,000 shares of our common stock on the date the new non-employee director was appointed to our board of directors. The options were granted at the fair market value of our common stock on the grant date and were fully vested on the grant date. Our board of directors discontinued this automatic program in 1999 because there was an insufficient number of shares remaining authorized under the 1995 Plan to permit grants under the automatic program.

Other Terms of Awards

Awards under the 1995 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Awards granted under the 1995 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, unless otherwise specifically permitted by the board of directors at the time the award was granted. An outstanding option granted under the 1995 Plan may be cancelled in exchange for a new option grant under the 1995 Plan.

Acceleration of Vesting; Change in Control

The 1995 Plan provides that the plan administrator may, in its discretion, accelerate the vesting of any other options under the 1995 Plan if we undergo a “change in control” or a “corporate transaction” (as both terms are defined in the 1995 Plan). To the extent we undergo a corporate transaction, any options not exercised shall terminate upon the completion of the corporate transaction.

Amendment and Termination

Our board of directors may amend, modify, or terminate the 1995 Plan without further shareholder approval, except shareholder approval must be obtained for any amendment or modification that (i) increases the number of shares subject to the 1995 Plan, (ii) increases the benefits to participants under the 1995 Plan, (iii) changes the employees eligible to receive options under the 1995 Plan, (iv) extends the term of the 1995 Plan, or (v) reduces the exercise price of an option (except as otherwise provided in the 1995 Plan). Amendments to the 1995 Plan or any award under the 1995 Plan require the consent of the affected participant if the amendment has a material adverse effect on the participant.

1999 and 2002 Incentive Stock Option Plans

Background and Purpose

The 1999 and 2002 Plan have substantially similar terms, so they will be described together for purposes of this disclosure. The terms of the 1999 and 2002 Plans provide for grants of stock options, stock appreciation rights, and restricted stock. We adopted the 1999 and 2002 Plans to attract, retain and motivate employees, directors, and independent contractors by providing them an opportunity to acquire a proprietary interest in the company, thereby linking their interests with the long-term interests of the company and its stockholders.

Shares Available for Awards

Under the 1999 Plan, as of December 27, 2004, the total number of shares of our common stock that may be subject to awards was 1,000,000 shares, plus (1) the number of shares with respect to which options or stock appreciation rights previously granted under the 1999 Plan terminate without being exercised, and (2) the number of shares with respect to which stock appreciation rights previously granted under the 1999 Plan are exercised for cash without the issuance of any shares. As of March 15, 2005, there were outstanding options to acquire 526,418 shares of common stock under the 1999 Plan, and an additional 422,088 shares remain available for grant under the 1999 Plan.

Under the 2002 Plan, as of December 27, 2004, the total number of shares of our common stock that may be subject to awards was 1,000,000 shares, plus (1) the number of shares with respect to which options or stock appreciation rights previously granted under the 2002 Plan terminate without being exercised, and (2) the number of shares with respect to which stock appreciation rights previously granted under the 2002 Plan are exercised for cash without the issuance of any shares. As of March 15, 2005, there were outstanding options to acquire 671,500 shares of common stock under the 2002 Plan, and an additional 328,500 shares remain available for grant under the 2002 Plan.

Adjustments to Capitalization

In the event of any increase or decrease in the number of issued shares of our common stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off, or recapitalization of shares, or like capital adjustment or any payment of any stock dividend, then the board of directors is authorized to adjust (1) the number and type of shares available under each of the 1999 and 2002 Plans, and (2) the number and type of shares and the exercise prices of options and other affected terms of awards.

Eligibility

The persons originally eligible to receive awards under the 1999 and 2002 Plans are directors, employees (including officers), and our independent contractors. However, incentive stock options may only be granted to our employees, including officers.

Administration

Our board of directors administers the 1999 and 2002 Plans unless it delegates administration to a committee of our board of directors (the administrator is referred to as the plan administrator). To the extent that our board of directors elects to delegate administration of the 1999 or 2002 Plan to a committee, to the extent the committee will grant awards under the 1999 or 2002 Plans to our officers, directors, or 10% stockholders, the committee must consist of at least two members, each of whom are “non-employee directors” as defined by Rule 16(b)-3 of the Securities Exchange Act. Subject to the terms of the 1999 and 2002 Plans, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 1999 and 2002 Plans, and make all other determinations that may be necessary or advisable for the administration of the 1999 and 2002 Plans.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO or a stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no ISO may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in cash or cash equivalents, or shares of our common stock. Our board of directors determines methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted Stock Awards

The plan administrator is authorized to award restricted stock. Restricted stock awards under the 1999 and 2002 Plans may be either a grant of shares of our common stock subject to certain restrictions or a promise to deliver shares of our common stock upon the lapse of certain restrictions. Such restrictions may include performance of services to us for a period of time or the achievement of specified performance objectives.

Transferability

Awards granted under the 1999 and 2002 Plans generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, unless otherwise specifically allowed by the plan administrator.

Acceleration of Vesting; Change in Control

In the event of a “transfer of control” (as defined in the 1999 and 2002 Plans), the acquiring company may assume or substitute outstanding awards for substantially equivalent awards under the acquiring company’s plans. If the acquiring company does not assume or substitute our outstanding options, then the board of directors may, in its discretion, accelerate the vesting of options conditioned upon the completion of the transfer of control. Any outstanding awards that are neither assumed nor exercised prior to the completion of the transfer of control will terminate upon the completion of the transfer of control.

Amendment and Termination

Our board of directors may amend, modify, or terminate the 1999 or 2002 Plans without further shareholder approval, except shareholder approval must be obtained for any amendment or modification that (i) increases the number of shares available for grant under the 1999 or 2002 Plan, or (ii) is required to be approved by the stockholders under Section 422 or Section 162(m) of the Internal Revenue Code of 1986, as amended. Amendments to the 1999 or 2002 Plans or any award under the 1999 or 2002 Plans require the consent of the affected participant if the amendment has a material adverse effect on the participant.

Federal Income Tax Consequences of Awards under the Plans

The information set forth herein is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Plans are not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date. We have not granted any nonqualified stock options with an exercise price below our common stock’s fair market value on the grant date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The Plans provide for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options, which we refer to as tandem stock appreciation rights, under the Plans.

With respect to stand-alone stock appreciation rights, where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, if the recipient receives the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received. If the recipient receives the appreciation inherent in the stock appreciation rights in cash and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

We have not and do not plan to grant any tandem stock appreciation rights, due to the adverse tax consequences of such awards under Section 409A of the Code.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the board of directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the Plan under which the award is granted is approved by shareholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the Plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) require that the directors who serve as members of a committee to which the board of directors has delegated administration of a Plan must be “outside directors.” This limitation would exclude from the committee directors who are (i) our current employees or those of one of our affiliates, (ii) our former employees or those of one of our affiliates who is receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) our current and former officers or those of one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16(b)-3 of the Exchange Act.

At this time, none of our Plans conform to the requirements for performance based compensation under Section 162 (m).

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

We must receive stockholder proposals that are intended to be presented by such stockholders at the annual meeting of stockholders of our company to be held during calendar 2006 no later than January 7, 2006 in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2006, except in circumstances where (a) we receive notice of the proposed matter no later than March 25, 2006 and (b) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy card intend to vote the shares they represent as our board of directors may recommend.

Dated: April 18, 2005

APPENDIX “A”

Each of the1990 Stock Option Plan, 1995 Stock Option Plan, 1999 Incentive Stock Plan and 2002 Incentive Stock Plan shall be amended to include the following paragraph:

“RE-PRICING AND EXCHANGE OF OPTIONS.

The Board of Directors or the Committee shall have the authority to effect, at any time and from time to time with the consent of any adversely affected holder of the Option, (i) the reduction of the exercise price of any outstanding Option under the Plan and/or (ii) the cancellation of any outstanding Options under the Plan in exchange for (A) the grant of a stock award, including restricted stock, a stock appreciation right or any other award based on the Company’s Common Stock, whether under the Plan, under another stock plan of the Company or otherwise; (B) cash; (C) the grant in substitution therefor of new Options under the Plan or options under another stock plan of the Company or otherwise, having an exercise price per share not less than as provided for new option grants made under the Plan or such other plan; or (D) any other valuable consideration (as determined by the Board in its sole discretion). The Board shall determine the exchange ratio (which may be for more or less shares of Common Stock than those then subject to the outstanding Option) in its sole discretion as well as all other terms of the re-pricing or exchange not specifically provided for in this paragraph.”

A-1